                                                                   Exhibit 12(a)

                 Aon CORPORATION AND CONSOLIDATED SUBSIDIARIES
                   COMBINED WITH UNCONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                            Six Months
                                           Ended June 30,                  Years Ended December 31,
                                         -----------------     -----------------------------------------------------
(millions except ratios)                   1996       1995       1995       1994       1993       1992(1)      1991
                                         ------     ------     ------     ------     ------       -------    -------
Income from continuing operations
  before provision for income taxes     $ 246.9    $ 244.7    $ 458.0    $ 397.0    $ 331.6       $ 179.1   $ 242.4

Add back fixed charges:

Interest on indebtedness                   23.9       27.0       55.5       46.4       42.3          41.9      40.7

Interest on ESOP                            2.4        2.7        5.3        5.9        6.5           6.9       7.2

Portion of rents representative of
  interest factor                          13.4       12.0       21.4       28.7       26.1          19.2      15.4
                                         ------     ------     ------     ------     ------        ------    ------
  INCOME AS ADJUSTED                    $ 286.6    $ 286.4    $ 540.2    $ 478.0    $ 406.5       $ 247.1   $ 305.7
                                         ======     ======     ======     ======     ======        ======    ======

FIXED CHARGES:

Interest on indebtedness                $  23.9    $  27.0    $  55.5     $ 46.4     $ 42.3        $ 41.9    $ 40.7

Interest on ESOP                            2.4        2.7        5.3        5.9        6.5           6.9       7.2

Portion of rents representative of
  interest factor                          13.4       12.0       21.4       28.7       26.1          19.2      15.4
                                         ------     ------     ------      -----      -----         -----     -----
  TOTAL FIXED CHARGES                   $  39.7    $  41.7    $  82.2     $ 81.0     $ 74.9        $ 68.0    $ 63.3
                                         ======     ======     ======      =====      =====         =====     =====

RATIO OF EARNINGS TO FIXED CHARGES          7.2        6.9        6.6        5.9        5.4           3.6       4.8
                                         ======     ======     ======      =====      =====         =====     =====

Ratio of earnings to fixed charges (2)      8.1        8.6        8.4        7.6        7.4           5.3       6.2
                                         ======     ======     ======      =====      =====         =====     =====

(1) Income from continuing operations before provision for income taxes excludes the cumulative effect of changes in accounting principles.
(2) The calculation of this ratio of earnings to fixed charges reflects the addition of the income from discontinued operations before the provision for income tax component for each period presented.

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